Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 24, 2016

Net Sales Grew by 4.6% to a Fourth Quarter Record $231.5 Million on Strong Brand Performance

Quarterly Comparison Overview:

•	Net sales increased by 4.6%

•	Sales volume increased by 10.4%

•	Gross profit decreased by 2.0%

•	Net income decreased by 14.1%

Elgin, IL, August 24, 2016 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for both its fiscal 2016 fourth quarter and fiscal year ended June 30, 2016. Net income for the fourth quarter of fiscal 2016 was $7.3 million, or $0.64 per share diluted, compared to net income of $8.5 million, or $0.75 per share diluted, for the fourth quarter of fiscal 2015. Net income for fiscal 2016 was $30.4 million compared to net income of $29.3 million for fiscal 2015. Diluted earnings per share for fiscal 2016 was $2.68 compared to $2.61 for fiscal 2015. Both the current fourth quarter and fiscal year contained an additional week compared to the same periods in fiscal 2015.

Fiscal 2016 fourth quarter net sales increased by 4.6% to $231.5 million from net sales of $221.4 million for the fourth quarter of fiscal 2015 due to a 10.4% increase in sales volume, which is defined as pounds sold to customers. The favorable impact upon net sales from the increase in sales volume was offset in part by a significant decline in selling prices for walnuts. Sales volume increased in all distribution channels, and sales volume increased for all major product types except pecans.

The sales volume increase in the consumer channel was due in part to a 10.3% increase in sales volume with existing private brand customers. Sales volume for our branded products in the consumer channel also increased as follows:

Fisher recipe nuts	14.9%
Fisher snack nuts and peanut butter	28.9%
Orchard Valley Harvest and Sunshine Country produce products	136.6%

The sales volume increase for Fisher recipe nuts came mainly from increased sales of walnuts as a result of the introduction of new large package sizes and from distribution gains with new customers. The sales volume increase for Fisher snack nuts and peanut butter was generated mainly by distribution gains with new and existing customers. The sales volume increases for our Orchard Valley Harvest and Sunshine Country produce brands came mainly from product line expansion and increased promotional and merchandising activities. Partially offsetting the above noted sales volume increase was a significant sales volume decrease in Fisher Nut Exactly due to reduced merchandising support from a key customer and reduced distribution opportunities in the club channel.

The sales volume increase in the contract packaging channel was primarily due to increased sales with existing customers. The sales volume increase in the commercial ingredients channel was mainly due to increased sales of peanut butter to existing food service customers. The sales volume increase in the export channel came from increased sales of bulk inshell walnuts.

Fiscal 2016 net sales increased by 7.3% to $952.1 million from $887.2 million for fiscal 2015 mainly due to a 6.6% increase in sales volume. Sales volume increased in all distribution channels, and sales volume increased for all major nut types except almonds and pecans. The sales volume increase in the consumer channel was due primarily to significant increases in sales of our branded products. The increase in sales volume in the contract packaging channel was primarily attributable to increased sales with existing customers due in large part to new item introductions and increased promotional activity implemented by customers in this channel. The increase in sales volume in the commercial ingredients channel came mainly from increased sales of peanuts to peanut oil stock crushers and to other peanut shellers and increased sales of cashew products to an existing customer. As was the case in the quarterly comparison, the sales volume increase in the export channel came primarily from increased sales of bulk inshell walnuts.

Gross profit was $33.7 million in the fourth quarter of fiscal 2016 compared to $34.3 million in the fourth quarter of fiscal 2015. Gross profit margin decreased to 14.5% of net sales in the fourth quarter of fiscal 2016 from 15.5% for the fourth quarter of fiscal 2015. The decreases in gross profit and gross profit margin were due primarily to declines in gross profit margins on sales of peanuts due to increased processing costs associated with the lower quality of the 2015 peanut crop and on sales of pecans, cashews and macadamia nuts as a result of higher acquisition costs.

Gross profit increased by 4.1% to $137.5 million in fiscal 2016 from $132.1 million in fiscal 2015. Gross profit margin decreased to 14.4% of net sales for fiscal 2016 from 14.9% for fiscal 2015. The increase in gross profit resulted primarily from increased sales volume. The decrease in gross profit margin was due primarily to the decline in gross profit margin on sales of walnuts in the third quarter.

Total operating expenses increased by $0.6 million, and total operating expenses, as a percentage of net sales, were relatively unchanged in the quarterly comparison. Total operating expenses increased by $6.0 million, and total operating expenses, as a percentage of net sales, were relatively unchanged for the fiscal year comparison. For both comparisons, the increases in total operating expenses were mainly due to increases in compensation and employee benefit expenses.

Interest expense for the fourth quarter of fiscal 2016 was $0.9 million compared to interest expense $1.1 million for the fourth quarter of fiscal 2015. Interest expense declined to $3.5 million for fiscal 2016 from $4.0 million for fiscal 2015. The declines in interest expense in both comparisons were primarily attributable to lower debt levels.

The value of total inventories on hand at the end of the current fourth quarter decreased by $41.4 million, or 20.9%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2015. The decrease in the value of total inventories was primarily due to lower acquisition costs for walnuts and lower quantities of finished goods and work-in-process inventories. Mainly as a result of significantly lower acquisition costs for walnuts and to a lesser extent almonds, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current fourth quarter declined by 31.6% compared to the weighted average cost per pound of input stocks on hand at the end of last year’s fourth quarter.

“As was the case in the third quarter, our brands continued to grow significantly in respect to sales volume,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Our consumer channel sales and marketing teams were very effective in executing our most important growth strategy, which is grow our brands,” Mr. Sanfilippo noted. “At retail, our Fisher recipe nuts and our produce brands also performed well in the quarterly comparison according to IRI market data. Fisher recipe pound volume increased by approximately 6%, while the total recipe nut category pound volume declined by approximately 13%. Pound volume for our Orchard Valley Harvest and Sunshine Country produce brands increased by approximately 14%, while the total produce category pound volume only increased by approximately 2%.” Mr. Sanfilippo stated. “We again saw meaningful sales volume growth in our contract packaging channel due to the efforts we made in assisting our customers as they launched new products and gained new distribution,” Mr. Sanfilippo added. “While sales volume increased in our commercial ingredients channel in the quarterly comparison, in August, we were notified by a significant customer in this channel of its intent to move some or all of its almond butter requirements to a vertically integrated almond butter supplier during our second quarter of fiscal 2017. Almond butter sales to this customer in fiscal 2016 were approximately $90 million, while the gross profit margin on this business was substantially lower than our total gross profit margin for fiscal 2016. Demand for almond butter in the commercial ingredients channel has been increasing considerably in recent years, and we believe that we will have many opportunities to secure new almond butter business during fiscal 2017,” Mr. Sanfilippo noted. “For fiscal 2016, operating activities provided net cash of $89.2 million, which far surpassed the previous record of $43.4 million in fiscal 2009. As a result of record cash flow, we were in a position to pay a $2.50 special dividend in the first quarter of fiscal 2017. As in past years, our Board of Directors may consider declaring another special dividend in the second quarter of our 2017 fiscal year,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 25, 2016, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-888-713-4215 from the U.S. or 1-617-213-4867 internationally and enter the participant passcode of 42886041. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Midwest IDEAS Conference in Chicago on August 30, 2016 at 4:30 p.m. Central time, and the presentation webcast can be accessed at the conference website at www.IDEASConferences.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) uncertainty in economic conditions, including the potential for economic downturn; (xii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xiii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiv) losses due to significant disruptions at any of our production or processing facilities; (xv) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xvi) technology disruptions or failures; (xvii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xviii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xix) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts. In addition, there can be no assurance that a special dividend will be declared by our Board of Directors in the second quarter of our 2017 fiscal year or if a special dividend is declared, the amount thereof. The declaration and payment of any future dividend will depend on many factors, including, but not limited to, our financial condition and operating results, and will be declared subject to the discretion of our Board of Directors.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 30, 2016 (14 weeks)	June 25, 2015 (13 weeks)	June 30, 2016 (53 weeks)	June 25, 2015 (52 weeks)
Net sales	$231,538	$221,439	$952,059	$887,245
Cost of sales	197,874	187,094	814,591	755,189

Gross profit	33,664	34,345	137,468	132,056

Operating expenses:
Selling expenses	12,000	11,748	51,114	49,646
Administrative expenses	9,258	8,906	35,042	30,531

Total operating expenses	21,258	20,654	86,156	80,177

Income from operations	12,406	13,691	51,312	51,879

Other expense:
Interest expense	876	1,071	3,492	3,966
Rental and miscellaneous expense, net	177	219	1,358	3,049

Total other expense, net	1,053	1,290	4,850	7,015

Income before income taxes	11,353	12,401	46,462	44,864
Income tax expense	4,076	3,932	16,067	15,559

Net income	$7,277	$8,469	$30,395	$29,305

Basic earnings per common share	$0.65	$0.76	$2.71	$2.63

Diluted earnings per common share	$0.64	$0.75	$2.68	$2.61

Cash dividends declared per share	$—	$—	$2.00	$1.50

Weighted average shares outstanding
— Basic	11,263,802	11,190,852	11,233,975	11,150,658

— Diluted	11,362,014	11,298,721	11,332,924	11,248,259

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2016	June 25, 2015
ASSETS
CURRENT ASSETS:
Cash	$2,220	$1,946
Accounts receivable, net	78,088	75,635
Inventories	156,573	197,997
Deferred income taxes	—	4,264
Prepaid expenses and other current assets	5,292	4,468

	242,173	284,310

PROPERTIES, NET:	129,803	131,033

OTHER ASSETS:
Intangibles, net	1,369	3,079
Deferred income taxes	8,590	3,181
Other	9,471	10,332

	19,430	16,592

	$391,406	$431,935

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$12,084	$61,153
Current maturities of long-term debt	3,407	3,376
Accounts payable	43,719	45,722
Book overdraft	811	1,037
Accrued expenses	23,238	22,817

	83,259	134,105

LONG-TERM LIABILITIES:
Long-term debt	28,883	32,290
Retirement plan	22,137	17,885
Other	5,934	6,377

	56,954	56,552

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	87	86
Capital in excess of par value	115,136	111,540
Retained earnings	143,573	135,664
Accumulated other comprehensive loss	(6,425)	(4,834)
Treasury stock	(1,204)	(1,204)

	251,193	241,278

	$391,406	$431,935